UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015 (February 19, 2015)

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2015, Intercept Pharmaceuticals, Inc. (the “Company”) entered into an underlease with Merck Sharp & Dohme Limited for the Company’s new office in the King’s Cross area of London, United Kingdom. The lease will provide the Company with approximately 6,000 rentable square feet in London for office space. The lease term is anticipated to end in June 2019.

The annual rent is £470,608, payable quarterly. We are also required to pay value added tax (“VAT”) on the rent. The Company will be responsible for a portion of the insurance, certain service charges and taxes for the building based on the floor area rented by the Company. As security for the underlease, the Company has provided the landlord with a rent deposit in the amount of £705,912, plus applicable VAT. The amount of the deposit may be reduced to £470,608 within 30 days after April 30, 2016 if there are no outstanding payments due and there are no material breaches of the underlease that have not been unremedied in respect of which a drawdown notice has been served and has expired.

The foregoing description of the underlease is qualified in its entirety by reference to copy of the underlease attached hereto as Exhibit 10.1, which is incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.
10.1	Underlease between the Registrant and Merck Sharp & Dohme Limited, dated February 19, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: February 24, 2015	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer